Contacts:	Brian W. Bethers	Robert G. Hunter
	President and CFO	Vice President, Finance
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9800	(801) 924-9800
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces First Quarter Results

DRAPER, Utah, May 4, 2004 /PRNewswire-FirstCall/—1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its first quarter ended April 3, 2004.

Net sales for the first quarter ended April 3, 2004 were $50.8 million, compared to $46.7 million for the comparable quarter of the prior year, a 9% increase.  For the first quarter of fiscal 2004, the Company reported a net loss of $(2.2) million, or $(0.16) per diluted common share, compared to a net loss of $(0.5) million, or $(0.04) per diluted common share for the first quarter of fiscal 2003.

For the first quarter ended April 3, 2004, net sales exclusive of the Company’s international operations (ClearLab) were $49.4 million, and the operating loss exclusive of ClearLab’s operations was $(1.2) million.  For the first quarter ended March 29, 2003, net sales and operating income exclusive of ClearLab’s operations were $45.2 million and $0.6 million, respectively.

For the first quarter of fiscal 2004, net sales and operating loss for ClearLab were $1.4 million and $(1.1) million, respectively, compared to net sales and operating loss of $1.5 million and $(0.4) million, respectively, for the comparable quarter of the prior year.  No income tax benefit was recorded on the net loss from ClearLab’s operations due to the uncertainty of realization of the related deferred income tax assets in Singapore and in the United Kingdom.

The majority of the research and development expense for the first quarters of fiscal 2004 and 2003 was for payments to VisionTec to perform research and development activities on behalf of the Company prior to its acquisition on February 24, 2004.  The balance sheet reflects the

 preliminary allocation of the purchase consideration from this transaction.   In addition, the Company incurred approximately $0.5 million in operating expenses related to the Lens 1st operations that will not continue in subsequent quarters due to the consolidation of a majority of Lens 1st operations to the corporate headquarters in Salt Lake City.

The Company’s consolidated gross margin improved to 38.0% for the first quarter of fiscal 2004 from 34.5% for the comparable quarter of the prior year, and remained relatively consistent with the Company’s fourth quarter gross profit margin of 38.4%.  The Company expects gross margin to improve during subsequent quarters as the Company realizes the full benefits from the purchasing agreements signed with several manufacturers late last year.

For the quarter, 1-800 CONTACTS’ incurred advertising expenses of $8.8 million, or 17% of net sales.  The Company expects to realize annual advertising costs at the low end of the $25 to $30 million range announced last quarter—a significant reduction in advertising expense as a percent of net sales from the first quarter.  As commitments are made for 2005, the Company will target advertising at 10 to 12% of sales.  Additionally, legal and professional expenses remained high during the quarter as the Company provided extensive comments to the Federal Trade Commission for its rulemaking process on the new federal legislation.  The Company expects these costs to decline substantially during the latter part of the year.  Shareholders are invited to review the Company’s comments online at http://www.ftc.gov/os/comments/contactlensrule/04-02235-1140.pdf (document may take a minute or two to load).

Jonathan Coon added, “The FTC’s rules (due to be published by August 3rd) are critical to ensure real prescription portability—and the future growth of our company.  Absent clear rules, eye doctors will continue to take substantial advantage of their position as both prescriber and retailer.  We cancelled more than $10 million worth of orders during the quarter.  Until the rules governing the obligations of eye doctors under the federal law are more clearly defined, eye doctors may continue to take advantage of loopholes in the system and we will continue to err on the side of canceling orders.”

“We believe many orders have been cancelled unnecessarily by eye doctors who would prefer to record these sales at their own store.  We also believe this anticompetitive behavior will continue until the FTC rules are published—and could continue beyond that date if the published rules do not adequately address this misconduct.  Among other things, some eye doctors continue to act in an anti-competitive manner such as—soliciting our customers during the verification delay period, responding that prescriptions are expired or invalid but then selling contacts themselves without further examination, or refusing to release prescriptions automatically to all contact lens wearers as required by federal law.  However, based on past FTC comments regarding protecting consumers in this industry (http://www.ftc.gov/opa/2002/03/contactlenses.htm and http://www.ftc.gov/opa/2004/03/clrreport.htm) we are hopeful that the FTC will vigorously enforce the final rule once it is published and help consumers realize the full benefits that were intended when the law was passed.”

“In the meantime, we continue to focus on order recovery, and have extended our relationship with Cole through March 31, 2005,” said Jonathan Coon, Chief Executive Officer.  Under the agreement, 1-800 CONTACTS’ has negotiated an exclusive arrangement with a national retail chain which allows its customers to receive eye exams at a discount, as well as value pricing on eyeglasses, sunglasses and other vision products, from a network of doctors.  This agreement has been executed with Cole Managed Vision and provides an association with more than 1,500 Pearle Vision, Pearle VisionCare, Sears Optical, and Target Optical stores in the U.S.

Jonathan Coon added, “In our 2003 annual report distributed last week, we talk about our vision for the future of 1-800 CONTACTS and this industry.  We have copied the text below.”

“Change = Opportunity

1-800 CONTACTS was founded with a simple goal—change the way America buys contact lenses.  In our May 2002 letter to shareholders, we said:

“When the dust has settled and the changes to this industry are complete, every contact lens wearer will have access to their prescription and we will purchase directly from every manufacturer.”

Dec 2002 Johnson & Johnson agrees to sell directly to 1-800 CONTACTS.

Dec 2003 Fairness to Contact Lens Consumers Act signed into law.

New law requires that every contact lens wearer be given a copy of their prescription—without asking for it.

We have made progress, but we are not finished.  Consumers still experience a disjointed and inefficient market that is full of drop-out points—and opportunity.

Only one in four visually corrected Americans chooses contacts.  There are almost as many dropouts as there are wearers.  The 25% of the visually corrected who do wear contacts wear their disposable lenses twice as long as their eye doctors recommend—cutting consumption in half.  Manufacturers invest relatively little in consumer advertising.  As a result, more than 90% of brand decisions are made by doctors instead of consumers (leaving consumers with little loyalty for a brand they didn’t choose).

1-800 CONTACTS will partner with optical retailers and eye doctors to build a seamless experience for consumers that includes exams as well as in-store, phone, and online service. Consumers will be able to inquire, try, purchase, and repurchase through one source—1-800 CONTACTS.”

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, integrations and growth of the Company’s acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and unrealized benefits associated with the Company’s agreements with Johnson & Johnson Vision Care and CIBAVision, the Company’s doctor referral program with Cole National, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 29,	April 3,
	2003	2004
NET SALES	$46,662	$50,849
COST OF GOODS SOLD	30,560	31,512
Gross profit	16,102	19,337
OPERATING EXPENSES:
Advertising	3,794	8,815
Legal and professional	1,621	1,840
Research and development	1,803	892
Purchased in-process research and development	—	184
Other operating expenses	8,649	9,874
Total operating expenses	15,867	21,605
INCOME (LOSS) FROM OPERATIONS	235	(2,268)
OTHER EXPENSE, net	(500)	(356)
LOSS BEFORE PROVISION FOR INCOME TAXES	(265)	(2,624)
BENEFIT (PROVISION) FOR INCOME TAXES	(223)	451
NET LOSS	$(488)	$(2,173)

PER SHARE INFORMATION:
Basic and diluted net loss per common share	$(0.04)	$(0.16)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	11,985	13,188

OTHER DATA:
Depreciation	$735	$855
Amortization	672	787
Total depreciation and amortization	$1,407	$1,642
Depreciation and amortization included in the following captions:
Cost of goods sold	$300	$428
Research and development	2	18
Other operating expenses	1,105	1,196
Total depreciation and amortization	$1,407	$1,642

SEGMENT INFORMATION:

	Quarter Ended
	March 29, 2003			April 3, 2004
	U.S.	International	Total	U.S.	International	Total
Net sales	$45,131	$1,531	$46,662	$49,451	$1,398	$50,849
Gross profit	15,748	354	16,102	18,930	407	19,337
Purchased in-process research and development	—	—	—	—	184	184
Income (loss) from operations	611	(376)	235	(1,149)	(1,119)	(2,268)

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

ASSETS

	January 3,	April 3,
	2004	2004
	(in thousands) (unaudited)
CURRENT ASSETS:
Cash	$1,075	$957
Accounts receivable	944	1,160
Inventories, net	24,127	26,589
Prepaid income taxes	797	797
Deferred income taxes	548	985
Other current assets	1,752	2,932
Total current assets	29,243	33,420
PROPERTY, PLANT AND EQUIPMENT, net	13,183	16,082
DEFERRED INCOME TAXES, net of current portion	710	804
GOODWILL	33,853	33,990
DEFINITE-LIVED INTANGIBLE ASSETS, net	9,207	14,281
OTHER ASSETS	735	672
Total assets	$86,931	$99,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,381	$1,122
Current portion of capital lease obligations	191	176
Accounts payable and accrued liabilities	13,405	16,740
Total current liabilities	16,977	18,038
LONG-TERM LIABILITIES:
Line of credit	—	15,555
Long-term debt, net of current portion	14,683	9,114
Capital lease obligations, net of current portion	64	127
Total long-term liabilities	14,747	24,796
STOCKHOLDERS’ EQUITY	55,207	56,415
Total liabilities and stockholders’ equity	$86,931	$99,249